Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $2.49; includes $0.40 per share loss from after-tax non-core items

•	First quarter core net operating earnings per share of $2.89

•	First quarter annualized ROE of 18.9%; core operating ROE of 22.0%

•	Parent company cash and investments of approximately $672 million; excess capital of $1.0 billion at March 31, 2023

•	Full year 2023 core net operating earnings guidance unchanged at $11.00 - $12.00 per share

CINCINNATI – May 2, 2023 – American Financial Group, Inc. (NYSE: AFG) today reported 2023 first quarter net earnings of $212 million ($2.49 per share) compared to $290 million ($3.40 per share) for the 2022 first quarter. Net earnings for the 2023 first quarter included after-tax non-core net realized losses on securities of $37 million ($0.42 per share loss) and a $2 million gain ($0.02 per share) on retirement of debt. Comparatively, net earnings in the 2022 first quarter included after-tax non-core net realized losses on securities of $12 million ($0.14 per share loss) and a $1 million loss ($0.02 per share loss) on retirement of debt. Other details may be found in the table on the following page.

Core net operating earnings were $247 million ($2.89 per share) for the 2023 first quarter, compared to $303 million ($3.56 per share) in the 2022 first quarter. The year-over-year decrease was due primarily to lower returns in AFG’s alternative investment portfolio when compared to the exceptionally strong performance of this portfolio in the prior year period, and lower year-over-year underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations. Both of these items were partially offset by higher other net investment income. Additional details for the 2023 and 2022 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2023 and 2022 generated annualized returns on equity of 22.0% and 24.6%, respectively.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2023	2022	2023	2022	2023	2022
	Before Impact of		Alternative		Core Net Operating
In millions, except per share amounts	Alternative Investments		Investments		Earnings, as reported
P&C Pretax Core Operating Earnings	$272	$283	$78	$139	$350	$422
Other expenses	(23)	(21)	—	—	(23)	(21)
Holding company interest expense	(19)	(23)	—	—	(19)	(23)

Pretax Core Operating Earnings	230	239	78	139	308	378
Related provision for income taxes	45	46	16	29	61	75

Core Net Operating Earnings	$185	$193	$62	$110	$247	$303

Core Operating Earnings Per Share	$2.17	$2.27	$0.72	$1.29	$2.89	$3.56
Weighted Avg Diluted Shares Outstanding	85.4	85.2	85.4	85.2	85.4	85.2

AFG’s book value per share was $46.27 at March 31, 2023. AFG paid cash dividends of $4.63 per share during the first quarter, including a $4.00 per share special dividend paid in February. In addition, AFG repurchased $24 million of its common stock during the first quarter. For the three months ended March 31, 2023, AFG’s growth in book value per share plus dividends was 7.0%. Annualized return on equity was 18.9% and 23.5% for the first quarters of 2023 and 2022, respectively.

Book value per share, excluding unrealized gains (losses) related to fixed maturities, was $51.37 per share at March 31, 2023, compared to $53.73 at the end of 2022. For the three months ended March 31, 2023, AFG’s growth in adjusted book value per share plus dividends was 4.2%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2023	2022
Components of net earnings:
Core operating earnings before income taxes	$308	$378
Pretax non-core items:
Realized gains (losses) on securities	(46)	(15)
Gain (loss) on retirement of debt	2	(2)

Earnings before income taxes	264	361
Provision (credit) for income taxes:
Core operating earnings	61	75
Non-core items	(9)	(4)

Total provision for income taxes	52	71

Net earnings	$212	$290

Net earnings:
Core net operating earnings(a)	$247	$303
Non-core items:
Realized gains (losses) on securities	(37)	(12)
Gain (loss) on retirement of debt	2	(1)

Net earnings	$212	$290

Components of earnings per share:
Core net operating earnings(a)	$2.89	$3.56
Non-core items:
Realized gains (losses) on securities	(0.42)	(0.14)
Gain (loss) on retirement of debt	0.02	(0.02)

Diluted net earnings per share	$2.49	$3.40

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report a strong start to the year, with a first quarter annualized core operating return on equity of 22%. Our Specialty P&C businesses produced strong underwriting margins, the higher interest rate environment improved investment income compared to the first quarter of 2022, and we continue to be pleased with the performance of our alternative investment portfolio, where returns exceeded our expectations during the quarter. Our entrepreneurial, opportunistic culture and disciplined operating philosophy continue to serve us well in a favorable P&C market and a dynamic economic environment.

“AFG had approximately $1.0 billion of excess capital (including parent company cash and investments of approximately $672 million) at March 31, 2023. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions of established businesses and acquisitions of or investments in start-ups that meet our target return thresholds. The definitive agreement to acquire Crop Risk Services (“CRS”) from American International Group that was announced earlier today provides AFG with the exciting opportunity to deploy a portion of that excess capital to expand our crop business – a business we know very well – while leaving AFG with significant excess capital for additional share repurchases or special dividends.”

Messrs. Lindner continued, “Assuming a closing date in the third quarter of 2023, the vast majority of the CRS premium to be written in calendar year 2023 and related results will belong to AIG; accordingly, the CRS acquisition is not expected to materially impact AFG’s reported results for 2023. Based on the strong results reported in the first quarter, we continue to expect AFG’s core net operating earnings per share in 2023 to be in the range of $11.00 to $12.00, which would produce a core return on equity of over 20% at the midpoint. This guidance reflects an average crop year and a return of approximately 8% on alternative investments for the full-year 2023 (reflecting an average annualized yield of approximately 6% over the last nine months of 2023), compared to 13.2% earned on these investments in 2022.”

AFG’s core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.

Specialty Property and Casualty Insurance Operations

AFG’s Specialty P&C insurance operations generated underwriting profit of $155 million in the 2023 first quarter, compared to $208 million in the first quarter of 2022, with each of our Specialty P&C Groups producing lower year-over-year underwriting profit following the record first quarter results reported in the 2022 period.

The first quarter 2023 combined ratio was a strong 89.2%, 5.2 points higher than the prior year period. First quarter 2023 results include $64 million (4.5 points on the combined ratio) of favorable prior year reserve development, compared to $89 million (6.8 points) in the comparable prior year period. Catastrophe losses were $31 million and added 2.2 points to the combined ratio in the first quarter of 2023 compared to $9 million (0.7 points) in the prior year period.

Gross and net written premiums were both up 11% in the 2023 first quarter compared to the prior year quarter. Year-over-year growth was reported within each of the Specialty P&C groups as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 5% for the quarter, and up approximately 4% overall. We continued to attain renewal rate increases to achieve targeted returns, and we were successful in achieving or exceeding targeted returns in nearly all of our Specialty P&C businesses.

The Property and Transportation Group reported an underwriting profit of $43 million in the first quarter of 2023 compared to $62 million in the first quarter of 2022. Higher year-over-year underwriting profit in our transportation businesses was more than offset by lower profitability in our property & inland marine and agricultural businesses, which was primarily the result of elevated catastrophe losses attributable to February and March storms across much of the United States. Crop insurance profitability was also lower year-over-year compared to the very strong results recorded in the first quarter of 2022. Catastrophe losses in this group, net of reinsurance, were $19 million in the first quarter of 2023, compared to $6 million in the first quarter of 2022. The businesses in the Property and Transportation Group achieved a 91.0% calendar year combined ratio overall in the first quarter of 2023.

First quarter 2023 gross and net written premiums in this group were 15% and 10% higher, respectively, than the comparable prior year period. New business opportunities arising from sales of crop insurance products with higher cessions, coupled with increased rates and exposures in our commercial transportation businesses, were the primary drivers of the increase in premiums. Overall renewal rates in this group increased 6% on average in the first quarter of 2023, consistent with pricing achieved in this group for the full year in 2022.

The Specialty Casualty Group reported an underwriting profit of $88 million in the first quarter of 2023 compared to $124 million in the comparable 2022 period. The lower year-over-year underwriting profit was due primarily to lower levels of favorable prior period reserve development in our workers’ compensation businesses and isolated large loss activity in certain social inflation-exposed businesses. This was partially offset by higher levels of favorable prior period reserve development in our social services, environmental and executive liability businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. Catastrophe losses for this group were $3 million in the first quarter of 2023 compared to $1 million in the prior year quarter. The businesses in the Specialty Casualty Group achieved a strong 87.5% calendar year combined ratio overall in the first quarter of 2023, 6.9 points higher than the exceptionally strong 80.6% reported in the comparable period in 2022.

First quarter 2023 gross and net written premiums increased 9% and 11%, respectively, when compared to the same prior year period. While most of the businesses in this group reported healthy premium growth during the first quarter, the higher year-over-year premiums resulted primarily from new accounts and strong account retention in our social services business, increased exposures from payroll growth and new business in our workers’ compensation businesses, and additional business opportunities in our E&S operations. This growth was partially offset by lower premiums in our mergers & acquisitions liability and executive liability businesses. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 5%; overall renewal rates in this group were up 3% in the first quarter.

The Specialty Financial Group reported an underwriting profit of $26 million in the first quarter of 2023, compared to $29 million in the comparable 2022 period. The decrease was due primarily to lower year-over-year underwriting profitability in our surety and fidelity businesses. Catastrophe losses for this group were $4 million in the first quarter of 2023 compared to $2 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported an 86.5% combined ratio for the first quarter of 2023.

Gross and net written premiums increased by 11% and 16%, respectively, in the 2023 first quarter when compared to the same 2022 period, primarily due to growth in our financial institution services, surety and commercial equipment leasing businesses. Renewal pricing in this group was up approximately 1% for the quarter.

Carl Lindner III stated, “Underwriting profitability in our Specialty P&C businesses was very good in the first quarter of 2023, which is especially impressive despite elevated industry catastrophe losses. I’m very pleased to start the year off with such strong premium growth, much of which resulted from new business opportunities, the impact of rate increases and higher exposures. More than half of our businesses reported growth and renewal rate increases during the quarter at the higher end of our guidance range. We continued to achieve pricing increases that enable us to meet or exceed targeted returns across our portfolio of Specialty P&C businesses.”

Mr. Lindner added, “Based on results through the first quarter, we now expect to achieve an overall calendar year combined ratio in the range of 87% to 89%, an increase of one point at the midpoint of our previous combined ratio guidance. We now expect net written premium growth in the range of 3% to 6%, an increase at the top end of our previous range of 3% to 5%, when compared to the $6.2 billion reported in 2022.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended March 31, 2023, property and casualty net investment income was approximately 7% lower than the comparable 2022 period. The annualized return on alternative investments was approximately 14.2% for the 2023 first quarter compared to the exceptional 29.1% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2022, was approximately 14%.

Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended March 31, 2023, increased 54% year-over-year as a result of the impact of rising interest rates and higher balances of invested assets.

Our guidance for 2023 assumes a return of approximately 8% on alternative investments, with an average annualized yield of approximately 6% achieved over the remaining three quarters of 2023.

Non-Core Net Realized Losses – AFG recorded first quarter 2023 net realized losses on securities of $37 million ($0.42 per share loss) after tax, which included $18 million ($0.21 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at March 31, 2023, to fair value. By comparison, AFG recorded first quarter 2022 net realized losses on securities of $12 million ($0.14 per share loss) after tax.

After-tax unrealized losses related to fixed maturities were $434 million at March 31, 2023. Our portfolio continues to be high quality, with 93% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience and anticipated timing of closing of the proposed acquisition of CRS; and performance of the CRS business under the ownership of AFG.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; effects on AFG’s reputation, including as a result of environmental, social and governance matters; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2023 first quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, May 3, 2023. There are two ways to access the call.

Participants should register for the call here now, or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique pin to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2023-08

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2023	2022
Revenues
P&C insurance net earned premiums	$1,437	$1,302
Net investment income	217	230
Realized gains (losses) on securities	(46)	(15)
Income of managed investment entities:
Investment income	104	46
Gain (loss) on change in fair value of assets/liabilities	(4)	(5)
Other income	32	30

Total revenues	1,740	1,588
Costs and expenses
P&C insurance losses & expenses	1,293	1,107
Interest charges on borrowed money	19	23
Expenses of managed investment entities	95	39
Other expenses	69	58

Total costs and expenses	1,476	1,227

Earnings before income taxes	264	361
Provision for income taxes	52	71

Net earnings	$212	$290

Diluted earnings per common share	$2.49	$3.40

Average number of diluted shares	85.4	85.2

Selected Balance Sheet Data:	March 31, 2023	December 31, 2022
Total cash and investments	$14,451	$14,512
Long-term debt	$1,478	$1,496
Shareholders’ equity(b)	$3,941	$4,052
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,375	$4,578
Book value per share(b)	$46.27	$47.56
Book value per share (excluding unrealized gains/losses related to fixed maturities)(b)	$51.37	$53.73
Common Shares Outstanding	85.2	85.2

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended
	March 31,		Change
	2023	2022
Gross written premiums	$2,155	$1,936	11%

Net written premiums	$1,519	$1,368	11%

Ratios (GAAP):
Loss & LAE ratio	57.0%	53.1%
Underwriting expense ratio	32.2%	30.9%

Specialty Combined Ratio	89.2%	84.0%

Combined Ratio – P&C Segment	89.3%	84.1%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$872	$760	15%
Specialty Casualty	1,061	976	9%
Specialty Financial	222	200	11%

	$2,155	$1,936	11%

Net Written Premiums:
Property & Transportation	$552	$501	10%
Specialty Casualty	722	650	11%
Specialty Financial	184	159	16%
Other	61	58	5%

	$1,519	$1,368	11%

Combined Ratio (GAAP):
Property & Transportation	91.0%	85.8%
Specialty Casualty	87.5%	80.6%
Specialty Financial	86.5%	82.0%
Aggregate Specialty Group	89.2%	84.0%

		Three months ended
		March 31,
		2023	2022
Reserve Development (Favorable) / Adverse:
Property & Transportation		$(37)	$(34)
Specialty Casualty		(27)	(49)
Specialty Financial		(3)	(13)
Other Specialty		3	7

Specialty Group		$(64)	$(89)
Other		1	1

Total Reserve Development		$(63)	$(88)

Points on Combined Ratio:
Property & Transportation		(7.8)	(7.7)
Specialty Casualty		(3.8)	(7.6)
Specialty Financial		(1.4)	(8.1)
Aggregate Specialty Group		(4.5)	(6.8)
Total P&C Segment		(4.4)	(6.7)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2023	2022
Core Operating Earnings before Income Taxes:
P&C insurance segment	$350	$422
Interest and other corporate expenses	(42)	(44)

Core operating earnings before income taxes	308	378
Related income taxes	61	75

Core net operating earnings	$247	$303

b)

Shareholders’ Equity at March 31, 2023, includes $434 million ($5.10 per share) in unrealized after-tax losses related to fixed maturities compared to $526 million ($6.17 per share) in unrealized after-tax losses related to fixed maturities at December 31, 2022.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.